Exhibit 99.1

Anika Therapeutics Reports Second-Quarter 2014 Financial Results

Total Revenue Grows 26% to $26.3 Million

Commercial Launch of Monovisc® Generates $5 Million Milestone Payment

Earnings per Share Increase to $0.60 from $0.40 a Year Earlier

BEDFORD, Mass.--(BUSINESS WIRE)--July 30, 2014--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair, based on hyaluronic acid (HA) technology, today reported financial results for the quarter ended June 30, 2014.

Management Commentary

“Anika made continued progress toward meeting its business goals and delivered solid financial results in the second quarter,” said Charles H. Sherwood, Ph.D., President and Chief Executive Officer. “Total revenue was up 26% from the second quarter last year, largely reflecting a $5 million milestone payment associated with our U.S. license agreement for our single-injection viscosupplementation product, Monovisc®. Net income increased 58%, driven by the milestone payment and improved operating efficiencies.”

“Operationally, our key highlight this quarter was the U.S. commercial launch and first domestic sales of Monovisc®,” Sherwood said. “Monovisc® has been well-received by the orthopedic physician community, and it is generating results in line with our plans. In addition, we continued to expand our international viscosupplementation distribution network, while making solid progress on our product pipeline with clinical and regulatory advances for Cingal™ and Hyalofast™.”

“Anika begins the second half of 2014 with strong momentum. We are successfully executing our strategy to expand our global presence in viscosupplementation. Cingal™ and Hyalofast™ are advancing toward commercialization. We are continuing to add the organizational and operational capabilities the company needs to expand beyond viscosupplementation and to deliver on its growth potential in the years ahead, and our product pipeline continues to be strong. As a result, we believe Anika is well-positioned for continued revenue growth and profitability in the quarters ahead,” Sherwood concluded.

Revenue

Anika’s total revenue for the second quarter of 2014 was $26.3 million, compared with $20.8 million in the second quarter of 2013. Second-quarter total revenue included $5.0 million in milestone revenue associated with Anika’s U.S. license agreement for Monovisc®. Product revenue for the second quarter of 2014 was $21.3 million, compared with $20.1 million in the second quarter last year. The increase in product revenue versus the prior-year period reflects the impact of product sales and royalty revenue associated with the Company’s first U.S. Monovisc® sales.

Product Gross Margin and Operating Expenses

Product gross margin for the second quarter of 2014 improved to 75%, from 69% in the second quarter of 2013. This improvement was driven by a more favorable product mix, increased royalties from the Company’s U.S. viscosupplementation products, as well as efficiency gains and a lower raw material cost for a key component. Total operating expenses for the second quarter of 2014 were $11.1 million, compared with $11.4 million a year earlier. Second-quarter research and development expenses were approximately equal to expenses in the prior-year period. Selling, general and administrative expenses were up 14% from the second quarter of 2013, primarily reflecting increased headcount related expenses, higher external professional fees and increased corporate governance costs.

Operating and Net Income

Operating income for the second quarter of 2014 was $15.2 million, compared with $9.4 million in the same period in 2013. Net income for the second quarter was $9.3 million, or $0.60 per diluted share, compared with $5.9 million, or $0.40 per diluted share, in the second quarter of last year. Operating income, net income and earnings per share were higher year-over-year, primarily due to increased product gross margin, as well as milestone revenue related to the U.S. license agreement for Monovisc®.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at June 30, 2014 increased to $84.9 million, from $63.3 million at December 31, 2013. This $22 million increase was driven primarily by higher income from operations, milestone payments, and stock options exercised during the period.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and financial outlook tomorrow, Thursday, July 31 at 9:00 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, as well as other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 855-468-0611 (international callers dial 484-756-4332). In addition, the call will be available through a live audio webcast in the "Investor Relations" section of Anika’s website, www.anikatherapeutics.com. An accompanying slide presentation also may be accessed via the Anika Therapeutics website. The call will be archived and accessible on the same website shortly after its conclusion.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika's products range from orthopedic/joint health solutions led by Orthovisc® and Monovisc®, treatments for osteoarthritis of the knee, to surgical aids in the anti-adhesion and ophthalmic fields. The Company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika's Italian subsidiary, Anika Therapeutics S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in areas such as advanced wound treatment and ear, nose and throat care. Its regenerative technology advances Anika's vision to offer therapeutic products and medical solutions that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to (i) the Company and its partner’s ability to successfully commercialize Monovisc® in the U.S.; (ii) our ability to capitalize on the strengths of our viscosupplementation portfolio; (iii) our ongoing initiatives to improve performance across the business; (iv) our efforts and ability to strengthen and expand our international orthobiologics distribution network; (v) the Company’s plans to continue to drive efficiencies in operations and manufacturing; (vi) the prospects for the Company’s product pipeline, including viscosupplementation and regenerative product development; (vii) bringing Cingal™ and Hyalofast™ to market; and (viii) our expectations for future growth and profitability improvement in the quarters ahead. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties and other factors. The Company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including (i) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain pre-clinical or clinical data to support domestic and international pre-market approval applications or 510(k) applications, or timely file and receive FDA or other regulatory approvals or clearances of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the Company's research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our clinical studies, manufacturing operations and production planning; (iv) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (vi) the Company’s ability to successfully launch Monovisc® in the U.S.; (vii) the Company’s ability to provide an adequate and timely supply of its products to its customers; (viii) our ability to continue to successfully manage Anika S.r.l.’s business; and (ix) the Company’s ability to achieve its growth targets. Certain other factors that might cause the Company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, as well as those described in the Company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Product revenue	$21,267,156	$20,067,407	$35,618,561	$34,561,896
Licensing, milestone and contract revenue	5,007,504	760,970	24,666,386	1,513,492
Total revenue	26,274,660	20,828,377	60,284,947	36,075,388

Operating expenses:
Cost of product revenue	5,332,913	6,311,332	9,693,932	11,152,502
Research & development	1,873,158	1,829,052	4,160,873	3,411,962
Selling, general & administrative	3,865,876	3,400,679	7,356,861	7,347,793
Restructuring credits	-	(111,178)	-	(246,785)
Total operating expenses	11,071,947	11,429,885	21,211,666	21,665,472
Income from operations	15,202,713	9,398,492	39,073,281	14,409,916
Interest income (expense), net	5,935	(36,381)	6,402	(75,939)
Income before income taxes	15,208,648	9,362,111	39,079,683	14,333,977
Provision for income taxes	5,906,298	3,467,219	14,747,080	5,371,083
Net income	$9,302,350	$5,894,892	$24,332,603	$8,962,894

Basic net income per share:
Net income	$0.63	$0.44	$1.67	$0.67
Basic weighted average common shares outstanding	14,687,747	13,510,573	14,559,917	13,459,049
Diluted net income per share:
Net income	$0.60	$0.40	$1.57	$0.62
Diluted weighted average common shares outstanding	15,492,732	14,578,927	15,487,432	14,484,978

Net income	$9,302,350	$5,894,892	$24,332,603	$8,962,894
Other comprehensive income (loss)
Foreign currency translation adjustment	(190,739)	340,095	(216,855)	(409,355)
Comprehensive income	$9,111,611	$6,234,987	$24,115,748	$8,553,539

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$84,879,562	$63,333,160
Accounts receivable, net of reserves of $587,810 and $593,023 at June 30, 2014 and December 31, 2013, respectively	19,235,039	18,736,845
Inventories	13,864,165	10,996,785
Current portion deferred income taxes	659,040	659,040
Prepaid expenses and other	878,929	865,957
Total current assets	119,516,735	94,591,787
Property and equipment, at cost	53,142,322	52,413,423
Less: accumulated depreciation	(20,754,596)	(19,474,712)
	32,387,726	32,938,711
Long-term deposits and other	69,077	69,080
Intangible assets, net	17,762,272	18,998,409
Goodwill	9,360,884	9,443,894
Total assets	$179,096,694	$156,041,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,198,070	$2,793,911
Accrued expenses	4,875,167	5,537,881
Deferred revenue	15,463	180,433
Income taxes payable	232,704	770,276
Total current liabilities	7,321,404	9,282,501
Other long-term liabilities	1,031,414	1,133,544
Long-term deferred revenue	71,446	2,054,941
Deferred tax liability	8,278,135	7,936,864
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 14,798,147 and 14,289,308 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	147,981	142,893
Additional paid-in-capital	73,245,459	70,606,031
Accumulated currency translation adjustment	(1,915,950)	(1,699,095)
Retained earnings	90,916,805	66,584,202
Total stockholders’ equity	162,394,295	135,634,031
Total liabilities and stockholders’ equity	$179,096,694	$156,041,881

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Product Line and Product Gross Margin
(unaudited)

	Three Months Ended June 30,
	2014	2013	% Change
Orthobiologics	$18,278,254	$16,506,226	11%
Dermal	348,961	557,059	(37%)
Surgical	1,376,530	1,830,022	(25%)
Ophthalmic	363,411	464,340	(22%)
Veterinary	900,000	709,760	27%
Total Product Revenue	$21,267,156	$20,067,407	6%

Product gross profit	$15,934,243	$13,756,075
Product gross margin	75%	69%

	Six Months Ended June 30,
	2014	2013	% Change
Orthobiologics	$29,850,404	$27,789,773	7%
Dermal	537,612	798,643	(33%)
Surgical	3,128,549	2,818,886	11%
Ophthalmic	571,996	1,392,798	(59%)
Veterinary	1,530,000	1,761,796	(13%)
Total Product Revenue	$35,618,561	$34,561,896	3%

Product gross profit	$25,924,629	$23,409,394
Product gross margin	73%	68%

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Total Revenue by Geographic Region
(unaudited)

	Three Months Ended June 30,
	2014	2013	% Change
United States	$22,946,738	$15,482,068	48%
Europe	1,793,841	1,986,195	(10%)
Other	1,534,081	3,360,114	(54%)
Total	$26,274,660	$20,828,377	26%

	Six Months Ended June 30,
	2014	2013	% Change
United States	$54,480,556	$27,765,515	96%
Europe	3,489,656	3,569,963	(2%)
Other	2,314,735	4,739,910	(51%)
Total	$60,284,947	$36,075,388	67%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., President and CEO, 781-457-9000
or
Sylvia Cheung, CFO, 781-457-9000